UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 9, 2009
SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10382	20-5715943
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3845 Corporate Centre Drive
O’Fallon, Missouri	63368
(Address of principal executive offices)	(Zip Code)
(636) 939-5100
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act.
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02.   Results of Operations and Financial Condition.
     On December 15, 2009, Synergetics USA, Inc. (the “Company”) issued a press release announcing its financial results for the first fiscal quarter ended October 31, 2009. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.
      The information under this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In accordance with its executive compensation and retention practices, on December 9, 2009, the Company entered into Change in Control Agreements (the “Agreements”) with Kurt W. Gampp, Jr., Executive Vice President and Chief Operating Officer, and Jerry L. Malis, Executive Vice President and Chief Scientific Officer (the “Executives”).
     The Company had formerly entered into employment agreements with the Executives that expired in September 2008. Subsequent to that time, and in connection with its evaluation of executive retention, the Company determined its needs were best served by entering into change in control agreements with its executive officers. As such, the Company entered into such an agreement with its current Chief Executive Officer, David Hable, upon his hiring in January 2009. Furthermore, as part of its annual review of executive compensation for fiscal year 2010, the Compensation Committee of the Company’s Board of Directors determined that change in control agreements should be entered into with Dr. Malis and Mr. Gampp. Because the Agreements constitute part of the executive compensation packages of the Executives for fiscal 2010, they have an effective date of August 1, 2009, which was the first day of the Company’s 2010 fiscal year and the effective date of all compensation changes implemented in fiscal 2010 for all of the Company’s executive officers.
     The Agreements each have a rolling one-year term and expire 30 days after termination of employment. Payments to which the Executives are due under the Agreements are not subject to reduction in the event they receive other compensation for services rendered after termination of employment, and they are under no duty to mitigate any payments.
     The Agreements provide that if the Executives’ employment is terminated within one year following a Change in Control for Cause or Disability (as both are defined in the Agreements), as a result of their death or by the Executives other than as Involuntary Termination (as defined in the Agreements), the Company shall pay to the Executives all compensation earned or accrued through their employment termination, including (i) base salary; (ii) reimbursement for reasonable and necessary expenses; (iii) vacation pay; (iv) bonuses and incentive compensation; and (v) all other amounts to which they are entitled under any compensation or benefit plan of the Company (“Standard Compensation Due”).
     If the Executives’ employment is terminated within one year following a Change in Control without Cause and for any reason other than death or Disability, including Involuntary Termination, and provided they enter into separation agreements within 30 days of their employment termination, they shall receive the following: (i) all Standard Compensation Due and any amount payable as of the termination date under the Company’s objectives-based incentive plan, the sum of which shall be paid in a lump sum immediately upon such termination; and (ii) an amount equal to one times the annual base salary at the rate in effect immediately prior to the Change in Control, to be paid in 12 equal monthly installments beginning in the month following such termination. Furthermore, all outstanding awards of shares or options held by the Executives shall immediately vest and be exercisable for one year after the date of their employment termination.
     As defined in the Agreements, a “Change in Control” means: (i) the acquisition by any Person (as defined in the Agreements) of securities of the Company representing 51% or more of the combined voting power of the Company’s outstanding voting securities; (ii) a change in the composition of the Board of Directors of the Company such that during any period of up to two consecutive years, individuals who constitute members of the Board of Directors at the beginning of the period cease to constitute the majority thereof; and (iii) the closing of certain mergers or consolidations of the Company with any other corporation.

     The foregoing summary of the Agreements is qualified in its entirety by reference to the Agreements, filed with this report as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Change in Control Agreement between Synergetics USA, Inc. and Kurt Gampp, effective as of August 1, 2009.
10.2	Change in Control Agreement between Synergetics USA, Inc. and Jerry Malis, effective as of August 1, 2009.
99.1	Press release of Synergetics USA, Inc., dated December 15, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 15, 2009

SYNERGETICS USA, INC. (Registrant)
By:	/s/ Pamela G. Boone
	Name:	Pamela G. Boone
	Title:	EVP and Chief Financial Officer

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